Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9783

January 8, 2016

GenSpera, Inc.

2511 N. Loop 1604 W, Suite 204

San Antonio, TX 78258

Ladies and Gentlemen:

We have acted as counsel to GenSpera, Inc., a Delaware corporation (the “ Company ”) in connection with the Registration Statement on Form S-1 (the “ Registration Statement ”) filed by the Company with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), for the registration of the resale of up to 32,839,529 shares of Common Stock, $0.0001 par value per share, as described in the Registration Statement, consisting of 12,354,167 common shares (“Shares”) issuable upon the conversion of 1,853.12505 shares of Series A 0% convertible preferred stock (“Preferred Stock”) and an aggregate of 20,485,362 common shares, consisting of (i) 6,177,084 shares underlying Series F Warrants, (ii) 6,177,084 shares underlying Series G warrants, (iii) 3,571,430 shares underlying Series H warrants, (iv) 3,571,430 shares underlying Series I warrants and (v) 988,334 shares underlying placement agent warrants (collectively “Warrant Shares”), which will be issued upon exercise of such warrants (collectively “Warrants”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company upon conversion of the Preferred Stock, pursuant to the terms of the Preferred Stock, will be duly and validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares, when issued and delivered by the Company upon exercise of the Warrants, as contemplated pursuant to their terms and conditions, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.